 News Release

Exhibit 99.4

Analyst/Investors, please contact:

Tom Kampfer, Iomega Corporation, (858) 314-7188

Media, please contact:

Chris Romoser, Iomega Corporation, (858) 314-7148, romoser@iomega.com

FOR IMMEDIATE RELEASE

IOMEGA ANNOUNCES RESTRUCTURING ACTIONS AND ANTICIPATED
CHARGES

SAN DIEGO, September 23, 2004–Iomega Corporation (NYSE: IOM), a global leader in data storage, today announced plans to restructure its operations, including a workforce reduction of approximately 145 regular and temporary personnel, or 25% of the Company’s total workforce. As part of its restructuring actions, the Company will also exit excess facilities and dispose of excess related assets. In addition, the Company announced an expected asset impairment charge related to the wind down of its DCT technology development program.

“With the decision to wind down the DCT technology program and considering our future business strategy, we performed an evaluation of our cost structure against a relevant peer group, with the goals of achieving a competitive cost structure and enabling growth opportunities for Iomega. As a result, we have taken some very difficult but necessary actions to adjust the Company’s operating and cost structure to our expected revenue levels,” said Werner Heid, president and CEO, Iomega Corporation. “Going forward, our primary goals are to continue to invest in the ramp and market acceptance of the current REV™product solutions, to define a broad corporate strategy around new REV-related products, to grow our sourced branded products and to improve their gross margins, and to extend our consumer and small business storage solution portfolio, with the ultimate goal of returning the Company to profitability,” concluded Heid.

The restructuring charges, expected to total between $5 million to $7 million, are anticipated to be recorded in the second half of 2004, with the majority being recorded in the third quarter; except that certain restructuring charges related to unutilized real property leases and related assets may be recorded up through the first quarter of 2005. Substantially all of the restructuring charges are expected to be cash charges. The restructuring charges are expected to include approximately $3 million associated with the reduction in the Company’s worldwide workforce by approximately 145 individuals. The workforce reduction, while concentrated on resources related directly and indirectly to the DCT technology in engineering and operations, will impact all geographic regions and all functions within the Company. The restructuring charges are also expected to include approximately $2 million to $4 million associated with unutilized real property leases and related assets. The Company anticipates that its restructuring actions will result in annual cost and expense reductions of approximately $30 million to $35 million as compared to 2004 annualized run rates, when fully implemented by the end of the first quarter of 2005.

In addition, as previously announced, the Company is winding down its DCT development activities but is continuing to pursue the possibility of licensing its DCT technology. Although the Company is still in negotiations to license the technology, the Company anticipates taking a DCT-related asset impairment charge and other miscellaneous charges totaling between $4 million and $6 million in the third quarter of 2004. Substantially all of these charges are expected to be non-cash charges. These charges are in connection with DCT supplier claims and tooling and equipment that will not be utilized by the Company and that the Company believes will not be acquired by any licensee.

About Iomega

Iomega Corporation provides easy-to-use, high value storage solutions to help people protect, secure, capture and share their valuable digital information. Iomega's award-winning storage products include the new Iomega REV™ Drive; popular Zip® 100MB, 250MB and 750MB Drives; high-performance Iomega® external hard drives; Iomega Mini USB drives and Micro Mini™ USB drives; Iomega external CD-RW drives; Iomega Super DVD drives and the QuikTouch™ Video Burner; and Iomega floppy USB-powered drives. Iomega simplifies data protection and sharing at home and in the workplace with Iomega Automatic Backup software, Iomega Sync software, HotBurn® CD-recording software, and Active Disk™ technology. For networks, Iomega NAS servers offer capacities of 160GB to 1TB. For unlimited capacity and anytime, anywhere access, Iomega offers iStorage™ secure online storage. Iomega also offers businesses and consumers a comprehensive data recovery services solution for recovering lost data due to hardware failure, file corruption or media damage. The Company can be reached at 1-888-4-IOMEGA (888-446-6342), or on the Web at www.iomega.com.

Special Note Regarding Forward-Looking Statements

The statements contained in this release regarding the amount and timing of restructuring and impairment charges, expected cost and expense reductions, the Company’s goals to continue to invest in the ramp and market acceptance of the current REV™ product solutions, to define a broad corporate strategy around new REV-related products, to grow our sourced branded products and to improve their gross margins, and to extend our consumer and small business storage solution portfolio, with the ultimate goal of returning the Company to profitability, plans for facilities and disposal of excess assets or excess facilities, and all other statements that are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements are based upon information available to Iomega as of the date hereof, and Iomega disclaims any intention or obligation to update any such forward-looking statements. Actual results could differ materially from the current expectations. Factors that could cause or contribute to such differences include unforeseen difficulties in implementing restructuring activities, the final terms of any DCT licensing transaction, the level of retail and OEM market acceptance of and demand for the Company's products, including REV products, the sales ramp on REV products, declining consumer confidence levels and general market demand for PCs and consumer electronics products, the Company's success in the timely producing and marketing of its products, increased acceleration of the revenue decline on the Zip product line, the Company’s performance with its NAS and Sourced Branded products, technical difficulties, delays and cost challenges on new products, competitive pricing pressures or a lack of market acceptance with respect to any of the Company’s new products, the failure to achieve OEM adoption on REV products, any inability to maintain stringent quality assurance standards and enhanced customer service, availability of critical product components, the failure or delay of any sole source supplier, products and technology obsolescence, manufacturing and inventory issues, any losses of key personnel or management turnover, intellectual property rights, competition, adverse final judgments in litigation, the business failure of any significant customer, general economic and/or industry-specific conditions and the other risks and uncertainties identified in the reports filed from time to time by Iomega with the U.S. Securities and Exchange Commission, including Iomega's most recent Form 10-Q and Annual Report on Form 10-K.

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Copyright© 2004 Iomega Corporation. All rights reserved. Iomega, Zip, REV, Active Disk, iStorage, Micro Mini, and HotBurn are either registered trademarks or trademarks of Iomega Corporation in the United States and/or other countries. Certain other product names, brand names and company names may be trademarks or designations of their respective owners.